EXHIBIT 99.1

Jameson Inns, Inc.                                        PRESS RELEASE
8 Perimeter Center East, Suite 8050 Atlanta, Georgia 30346
(770) 901-9020         FAX (770) 901-9550

        FOR IMMEDIATE RELEASE

        October 16, 2002
Contact:    Craig R. Kitchin
President and Chief Financial Officer
(770) 901-9020
ckitchin@jamesoninns.com

Jameson Inns, Inc. Reports ADR, Occupancy and REVPAR for September 2002

ATLANTA—Jameson Inns, Inc. (NASDAQ:JAMS), a hotel real estate investment trust (REIT), and owner of Jameson Inn and Signature Inn hotels, today announced that revenue per available room (“REVPAR”) was $29.22 in September, a $1.49 or 4.9% decrease from September 2001. Average daily rate increased 1.0% for the month while occupancy declined 2.9 points.

	Occupancy		Average Daily Rate		REVPAR
	2002	2001	2002	2001	2002	2001
Jameson Inns	50.6%	50.6%	$57.67	$56.57	$29.15	$28.62
Signature Inns	42.8%	50.9%	$68.80	$67.62	$29.41	$34.41
Combined Brands	47.8%	50.7%	$61.18	$60.57	$29.22	$30.71

Smith Travel Research recently reported that preliminary September figures show REVPAR declining 2%-4% for the economy segment, where the majority of our hotels are categorized. STR has also estimated a 6%-8% improvement in the total U.S. lodging industry, due mainly to favorable comparisons of hotels categorized in the upscale segments which had experienced large REVPAR declines in September 2001.

Commenting on the September results, CEO Thomas W. Kitchin stated, “Even with a slowdown in travel over the Labor Day weekend and in the first part of September, we believe we are beginning to see an overall stabilization and improvement of our business and industry. Operationally, our lessee, Kitchin Hospitality, LLC, continues to strive to grow revenues by offering consistent, quality services to our leisure and business clients.”

Jameson Inns, Inc. is a REIT that develops and owns the Jameson Inn and Signature Inn limited service hotel properties. For more information, visit the Company’s website at www.jamesoninns.com.

Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of federal securities regulations. All forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual transactions, results, performance or achievements to be materially different from any future transactions, results, performance or achievements expressed or implied by such forward-looking statements. General economic conditions, competition, and governmental actions will affect future transactions, results, performance, and achievements. These risks are presented in detail in our filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that our expectations will be attained or that any deviations will not be material. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.